Exhibit 10

AMENDMENT NO. 1

TO

OVERSEAS SHIPHOLDING GROUP, INC.

1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Effective as of May 31, 2004, the Overseas Shipholding Group, Inc. 1999 Non-Employee Director Stock Option Plan (the “Plan”) is amended as follows:

1.             Article VII, Section 7.1(c) of the Plan is amended by adding the following at the end of such Section:

“; provided further, however, that upon a Participant’s Termination of Directorship by reason of Retirement where the Retirement occurs as of the date of an annual meeting of stockholders of the Company, notwithstanding anything to the contrary set forth in the Plan, including Section 6.3(b) of the Plan, any unvested Annual Options held by such Participant shall vest and become fully exercisable on the date of such annual meeting.”

2.             Except as provided in this Amendment No. 1, the Plan remains in full force and effect.